UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED – FEBRUARY 25, 2011

PRIME SUN POWER INC.
(Exact name of Registrant as specified in its charter)

NEVADA	333-103647	98-0393197
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

100 Wall Street, 21st Floor
New York, NY 10005
(Address of principal executive offices)

866-523-5551
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Olivier de Vergnies as Acting Chief Executive Officer, Acting Chief Financial Officer and Director

Effective as of February 25, 2011, Mr. Olivier de Vergnies has resigned as a member of the Board of Directors of the Company, and as the Company’s Acting Chief Executive Officer and Acting Chief Financial Officer.  Mr. de Vergnies has not expressed any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Appointment of David Tucker to the Board of Directors

Effective as of February 25, 2011, Mr. David Tucker has been appointed to the Company’s Board of Directors.  The Company and Mr. Tucker have agreed that his services as a director shall commence after the Company secures directors and officers insurance and arranges customary compensation packages for the directors.  Mr. Tucker has been appointed to the Board pursuant to the agreements between the Seawind Group and Rudana, and he is one of the two nominees designated by Rudana Investment Group AG.  The Company and Mr. Tucker anticipate that Mr. Tucker will provide the Company with certain introductions to business partners, and may be paid fees for such services.  Mr. Tucker shall not take part in any deliberation regarding such prospective transactions.

Mr. Tucker is a Member of the Board of DFD Select Group Limited, DFD Select Group Management (Ireland) Limited, and DFD Fund of Funds, PLC.  In addition, Mr. Tucker is President of DFD Select Group LLC, New York, the Sponsor of the Dublin regulated Funds.  Until 2010 Mr. Tucker was also a Director of Innoven Partenaires S.A., a $200 million French regulated venture capital investment company.  He is a graduate of Vanderbilt University and has been involved in the creation and marketing of financial products and real estate investments for over 30 years.  Mr. Tucker was instrumental in the organization of the Rothschild Bank Unit Trust Division in Paris in 1969. In 1971 Mr. Tucker left the Rothschild Group and was one of the founding developers of Propinvest S.A. an International marketing, sales and product development company.   During those years Mr. Tucker acted as a Member of the Board of that Company and as one of its Managing Directors.  Since 1996 Mr. Tucker has been associated with the DFD Select Group, an investment boutique addressing the needs of institutional investors.

The Company has determined that Mr. Tucker’s extensive experience in financial services has provided him with the skills and contacts necessary to assist the Company in negotiating the loans and investments that the Company anticipates requiring in the future.

Appointment of Dimitris Kazantzis to the Board of Directors

Effective as of February 25, 2011, Mr. Dimitris Kazantzis has been appointed to the Company’s Board of Directors.  The Company and Mr. Kazantzis have agreed that his services as a director shall commence after the Company secures directors and officers insurance and arranges customary compensation packages for the directors.  Mr. Kazantzis has been appointed to the Board pursuant to the agreements between the Seawind Group and Rudana, and he is one of the two nominees designated by Rudana Investment Group AG.  The Company and Mr. Kazantzis anticipate that companies affiliated with Mr. Kazantzis will provide the Company with engineering, construction and procurement services, and will be paid for such services.  Mr. Kazantzis shall not take part in any deliberation regarding such transactions.

Mr. Kazantzis has served as the co-founder, chief executive officer and engineering director of HT Ltd. since 1988.  He has over 25 years experience in complete development cycles (from the design stage to production/commissioning) for products and systems projects in Europe, South East Asia and the Gulf States.  Prior to such positions, he worked in the oil industry and defense sectors in various capacities.  Mr. Kazantzis is a chartered Mechanical Engineer, with a degree from Patras University in Greece in 1983.

The Company has determined that Mr. Kazantzis’ extensive experience as an engineer and businessman, and his knowledge of construction and procurement, has provided him with the skills and contacts necessary to serve as an officer and director and to provide related services to the Company.

#         #        #

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PRIME SUN POWER INC.

By:	/s/ Toby Durrant
Name: Toby Durrant Title: Chief Investment Officer

Date:            March 3, 2011